Exhibit 10.3

[INFRA-METALS LETTERHEAD]

Mr. John Lusdyk

Infra Metals Co

Suite D-100

580 Middletown Blvd

Langhorne

Pennsylvania 19047

USA

PRIVATE & CONFIDENTIAL

23 March 2005

Dear John,

NOTICE PERIOD

Following our recent discussions I am pleased to be able to offer you an improvement to your contractual notice period. If you agree to the variation offered please sign both copies of this letter. You should keep one copy for your records and give the other copy back to me. On signing this letter these changes will have immediate effect.

Your existing notice period is 2 weeks on either side. On reviewing this matter, I believe the notice period should be changed to reflect your position in the Company. Therefore, it is proposed that the period of notice to be given by you to the Company to terminate your employment shall be 6 months. The period of notice to be given to you by the Company shall be 12 months.

This notice period (12 months) will also be applicable with regard to any change in you salary, benefits (which for the sake of good order are set out in the attached schedule), position (including location) or formula for calculation of your annual incentive payment.

Yours sincerely,

/s/ V H Sher
V H Sher Chairman Infra Metals Inc

I agree to the change in notice periods, and I understand that all other terms and conditions of employment remain unchanged.

Signed:	/s/ John Lusdyk

Date: 3/24/05

SOUTHERN REGION

BONUS FORMULA - JOHN LUSDYK, PRESIDENT

PERIOD:

(Audited)

Mr. John Lusdyk is entitled to a bonus annually which is based on the profits of the four divisions that comprise the Southern Region. The formula starts with annual audited EBT to which is added the allocated corporate expenses. This result is the bonus basis which is multiplied times 5% to arrive at the fiscal year bonus.

PERIOD:	Final
	Mid-Atl.	Virginia	Hallandale	Tampa	Total
EBT
Add: Alloc. Corporate Expense

Bonus Basis	—	—	—	—
Rate	5.0%	5.0%	5.0%	5.0%
Bonus Amount	—	—	—	—	—

INFRA-METALS CO.

Automobile Fringe Benefit

John Lusdyk is entitled to an automobile which is leased to the Company. Upon the termination of the lease, he shall receive a new leased automobile, subject to the approval of the President. A leased automobile is considered part of their overall compensation package.

Vacations

Effective January 1, 2005, John Lusdyk is entitled to paid vacation as follows:

John Lusdyk                    4 Weeks

After 10 years plus one day per year with a 5 week cap.